SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14 (a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6 (e) (2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[x]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Dairy Mart Convenience Stores, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                 Committee of Concerned Dairy Mart Shareholders
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3)  Per Unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                      ----------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total Fee Paid:

          ----------------------------------------------------------------------

[ ]  Fee Paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
                                 -----------------------------------------------

     (2)  Form, schedule or Registration Statement No.:
                                                       -------------------------

     (3)  Filing Party:
                       ---------------------------------------------------------

     (4)  Date Filed:
                     -----------------------------------------------------------

                 COMMITTEE OF CONCERNED DAIRY MART SHAREHOLDERS
                        360 BLOOMFIELD AVENUE, SUITE 208
                                WINDSOR, CT 06095


                                  May 16, 2000

                              TIME IS RUNNING SHORT
              PLEASE VOTE YOUR BLUE PROXY CARD TODAY TO SALVAGE THE
                     VALUE OF YOUR INVESTMENT IN DAIRY MART

Dear Fellow Dairy Mart Shareholder:

         When the Committee of Concerned Dairy Mart Shareholders began this contest we told you that three things would happen:

>> The Committee's nominees would make their best efforts to force a sale of Dairy Mart at a significant premium to the pre-contest $1 5/8 stock price.

>> Management would desperately announce brand new plans for Dairy Mart in response to our contest in order to save their high-salaried positions, cars, computers and repriced stock options.

>> Management would attempt to avoid blame for its terrible performance by engaging in a nasty smear campaign against Frank Colaccino, who served as Dairy Mart's President and/or CEO at a time when Dairy Mart experienced record profits and EBITDA -- unlike the massive losses and stock price decline of current management who took control six years ago.

WE WERE RIGHT ON ALL ACCOUNTS! LOOK AT WHAT HAS HAPPENED SINCE THE COMMITTEE LAUNCHED ITS PROXY CONTEST JUST LAST MONTH:

>> Dairy Mart responded to our contest by opposing our plan to sell the company and announcing a defeatist plan to sell 40% of Dairy Mart's stores. When current management sold the Northeast stores in June 1997, the company's debt and losses actually increased and the stock price has since
                    ---
     declined by approximately 50%!

>> As a result of OUR efforts, just days later, management abandoned their unpopular strategy of selling Dairy Mart stores, and announced the possibility of a sale of the entire company, resulting in a stock price leap from $1 5/8 prior to the announcement of our contest to a closing stock price of $4 1/4 on May 16. AMAZINGLY, THE BOARD AND MANAGEMENT WANT YOU TO BELIEVE THAT ITS POOR PERFORMANCE OVER THE PAST SIX YEARS IS THE REASON THE STOCK PRICE SUDDENLY INCREASED BY 70%.

>> Management has unleashed a vicious and unwarranted attack against former CEO Frank Colaccino, rewriting history to magically absolve itself from six years of pathetic performance in which it racked up cumulative losses of $34 million and mountains of debt (17:1 debt-to-equity ratio), while spending millions to compensate themselves and defend against shareholder lawsuits. In contrast, under Mr. Colaccino, Dairy Mart was profitable in four out of five years, with one year of loss during a planned restructuring. Rather than being "saddled" with debt, the company had a little more than 2:1 debt-to-equity ratio under Mr. Colaccino. The starkly contrasting performances of Mr. Colaccino and the current management team speaks for itself.


                      WHO CAN YOU TRUST TO SELL DAIRY MART?

As a last desperate attempt to save their salaries, bonuses and other corporate perks, the Dairy Mart Board and management team are tempting shareholders with the possible sale of the company. But look at what they said in their May 16 letter. After five years of disastrous management, they announced the hiring of an investment banker "to explore all of the Company's strategic options, including the sale of the company." Management also claimed in its letter that this proxy contest is distracting them from pursuing a sale of the company.

Ask yourself the following questions:

>> Why is the Stein and Landry management team beginning to explore their options ten days before they face losing a proxy fight?

>> If the board is reelected on May 25 and management's jobs are safe for another year, WILL THEY REALLY SELL THE COMPANY? OR, IS ONE OF THEIR "OPTIONS" TO CONTINUE RUNNING THE COMPANY AS POORLY AS THEY HAVE FOR THE PAST SIX YEARS? IN THEIR LETTER, THEY HAVE NOT RULED OUT SELLING 40% OF DAIRY MART'S STORES AND CONTINUING TO RUN THE COMPANY.

>> Do you really think that the Committee is "distracting" the process of selling the company with the annual meeting only a week away, when management has announced the hiring of an investment banker within the last 24 hours?

>> Can you trust the board and management to act in your best interests when millions of dollars have been spent to defend themselves and to settle complaints of breaches of their fiduciary duties?

                          MANAGEMENT CANNOT BE TRUSTED

Incredibly, despite six years of heavy losses and one failure after another, management's latest letter claims full credit for the increase in stock price over the past few weeks. Imagine, presiding over a stock price decline from $7 to $1 5/8 and then boasting about a subsequent increase to $4 1/4 that only occurred because shareholders took action to force the company's hand.

This contest is not about any one person or "Who Wants to Be a CEO." Our Committee represents shareholders who recognize that it is in the best interests of all Dairy Mart shareholders for the company to be sold at the highest possible price. The Committee's objective is clear:

>> We do not want to take control of Dairy Mart's Board to become its new management team.

>> We do not want to waste the shareholders time and money "exploring" alternatives and options that have already failed.

>> We do not want the expensive corporate perks, executive compensation or golden parachutes with which management has rewarded itself.

              THIS MAY BE YOUR LAST CHANCE TO SELL DAIRY MART WHILE
                        WE STILL HAVE A COMPANY TO SELL

If management is not replaced, it will likely continue to run our company as poorly as it has for over a half decade. If they continue on their current path for much longer, we believe it is likely that Dairy Mart will be worth less in a sale in the future than it would be worth if sold today. OUR COMMITMENT TO THE DAIRY MART SHAREHOLDERS IS THAT WE WILL ACCELERATE THE PROCESS OF SELLING DAIRY MART FOR THE HIGHEST POSSIBLE PRICE. If you agree that it is time for all shareholders to realize the full value of Dairy Mart shares through a sale of the company without delay then PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TODAY.



                                        Sincerely,

                                        COMMITTEE OF CONCERNED DAIRY
                                        MART SHAREHOLDERS

                                        By: Frank Colaccino, Chairman

===============================================================================

                                    IMPORTANT

1. Be sure to vote on the Committee's BLUE proxy card. We urge you not to sign any proxy card which is sent to you by Dairy Mart Convenience Stores, Inc.

2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the BLUE proxy "FOR" the Committee's nominees.

3. If you have questions or need assistance in voting your shares, please call toll free:

                                   GEORGESON
                                  SHAREHOLDER
                               COMMUNICATIONS INC.

                           17 State Street, 10th Floor
                               New York, NY 10004
                          CALL TOLL-FREE (800) 223-2064

===============================================================================